FOR RELEASE ON: May 4, 2016 at 04:00 p.m. ET

Exhibit 99.1

CONTACT: Erin Curtis
Investor Relations
TASER International, Inc.
(480) 515-6330

TASER Reports 2016 First Quarter Results
Net sales increase to $55.5 million, up 24% year-over-year
Axon and Evidence.com bookings reach new quarterly record of $52.1 million

SCOTTSDALE, Ariz., May 4, 2016 − TASER International, Inc. (Nasdaq: TASR), today announced financial results for the first quarter ended March 31, 2016.

“We are off to a strong start in 2016 with double-digit Weapons growth, record Axon and Evidence.com bookings, and record international revenues,” said Rick Smith, TASER CEO and co-founder. “We continue to extend our technology leadership position in each of our business segments domestically while gaining traction in new international markets. As we progress throughout the year, we plan to further enhance our comprehensive platform offering and service delivery capabilities to law enforcement.”

Dan Behrendt, TASER chief financial officer, commented, “We continue to drive top-line growth and maintain solid profitability while prudently investing in our strategic development for sustainable, long-term performance. We maintain a disciplined approach, and we are pleased in the returns we are seeing on our earlier investments. We continue to expect bookings growth to exceed operating expense growth in 2016 for our Axon and Evidence.com businesses.”

First Quarter 2016 Financial Highlights:

•	Net sales were $55.5 million in the quarter, an increase of $10.8 million, or 24.1% over the prior year first quarter. International sales were $13.1 million in the quarter.

•	TASER Weapons segment revenues increased $7.5 million year-over-year, or 19.5%, to $45.8 million in the first quarter of 2016.

•	Axon segment revenues increased by $3.3 million to $9.7 million, a 51.0% increase in the first quarter of 2016 compared to the prior year first quarter.

•	Consolidated gross margin was 66.5% in the first quarter of 2016 compared to 66.7% in the same period last year.

•	TASER Weapons segment gross margin was 69.3% in first quarter 2016 compared to 71.1% in first quarter 2015.

•
Axon segment gross margins improved to 53.1% in the first quarter 2016 compared to 40.6% in the first quarter of 2015. Axon service margins increased to 75.8% in the first quarter of 2016 compared to 65.3% in the prior year. Axon hardware product margins (excluding Axon services) increased to 30.2% compared to 30.1% in the prior year.

•
Sales, general and administrative (SG&A) expenses of $24.8 million in the first quarter of 2016 increased $10.3 million, from $14.6 million in the first quarter of 2015.  The increase is primarily due to increased headcount, expense related to international expansion, and higher variable compensation.

•
Research and development (R&D) expenses of $6.9 million for the first quarter of 2016 increased $2.4 million when compared to the first quarter of 2015. The increase is primarily related to increased headcount and variable compensation.

•
Income from operations was $5.1 million in the first quarter of 2016 compared to $10.7 million in the first quarter of 2015. This is primarily due to an increase in operating expenses of $12.6 million partially offset by a $10.8 million increase in revenue on relatively flat gross margins.

•	Net income for the first quarter of 2016 was $3.5 million, or $0.06 per diluted share, compared to $7.2 million, or $0.13 per diluted share, in the first quarter of 2015.

•	Adjusted EBITDA for the first quarter of 2016 of $8.4 million, a decrease of $4.6 million or 35.6% from $13.0 million in the first quarter of 2015.

•
In the first quarter of 2016, the Company generated $7.1 million in cash from operating activities. Cash, cash equivalents and investments were $114.1 million at March 31, 2016, compared to $118.3 million at December 31, 2015. Included in these balances were $10.0 million and $8.5 million in long-term investments as of March 31, 2016 and December 31, 2015, respectively.

•
Results for the first quarter 2016 include an out-of-period adjustment of $0.7 million related to accrued expenses and variable compensation related obligations related to the fourth quarter of 2015. Additional details related to these transactions will be provided in our Form 10-Q to be filed with the SEC in the coming weeks.

Business Highlights:

•
As of the end of the first quarter of 2016, 32 major city law enforcement agencies have purchased TASER's Axon body-worn cameras and/or its digital evidence management solution: Albuquerque, Baltimore, Baltimore County, Charlotte-Mecklenburg, Chicago, Cleveland, Dallas, Denver, Fort Worth, Fresno, Kansas City*, Los Angeles, Las Vegas, Louisville, Memphis, Mesa, Miami, Milwaukee, Minneapolis, Montgomery County, New

Orleans, Omaha, Philadelphia*, Pittsburgh, Salt Lake City, San Antonio, San Diego, San Francisco, Tampa, Toronto*, Tucson, and Washington, DC.

◦	Please note that some of these customers have purchased only the MediaSolv solution at this point in time as noted by an *.

•
Evidence.com's user count continued to grow, extending the Company's market leadership. During the three months ended March 31, 2016, the Company booked approximately 15,800 seats on its digital evidence management platform, Evidence.com. Since inception, the Company has booked cumulative Evidence.com licenses of approximately 75,000.

•
In February 2016, the Company announced that TASER’s Board of Directors authorized a stock repurchase program to acquire up to $50.0 million of the Company’s outstanding common stock, subject to stock market conditions and corporate considerations. During the three months ended March 31, 2016, the Company purchased approximately 0.5 million common shares under the program for a total cost of approximately $9.0 million, or a weighted average cost of $18.83 per share. The weighted average cost includes the average price paid per share of $18.80, plus applicable administrative costs for the transaction. As of March 31, 2016, $41.1 million remains available under the plan for future purchases. The company continues to repurchase shares under a 10b(5) plan and has purchased 1.3 million shares for a $24.6 million through May 2, 2016.

Quarterly Conference Call:

The Company will host its first quarter 2016 earnings conference call on Wednesday, May 4, 2016 at 04:30 p.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial +1-253-237-1156. The passcode is 91598571.

The Company has posted supplemental materials including its key operating metrics on its website to provide additional information about our first quarter financial results.

The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the first quarter results. Archived presentations from previous quarters can also be found on the website.

Statistical Definitions:

•
Axon cameras and Evidence.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to Axon cameras and Evidence.com. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies invoke a cancellation clause or do not appropriate funds in future year budgets, revenue associated with these bookings will ultimately not be recognized, resulting in a future reduction to bookings. In the first quarter of 2016, there were approximately $0.5 million in reversals related to prior period bookings due to non-appropriation or other cancellation reasons.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal of property, equipment and intangibles; loss on impairment; and interest income and other income/expense.

Free Cash Flow is defined as operating cash flow minus purchases of property, plant and equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including Axon body-worn video cameras and Evidence.com, a secure digital evidence management platform. More than 165,000 lives saved from death or serious injury and countless dollars have been saved with TASER's products and services.

Learn more at www.taser.com and www.axion.io or by calling (800) 978-2737.

TASER® and Axon® are registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, Axon, Axon Body, Axon Body 2, Axon Flex, Axon Interview, Axon Signal, TASER X26, TASER X26P, TASER CAM and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our Evidence.com software model; the long-term revenue recognition cycle for our SaaS Evidence.com product; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEW to Axon devices; product defects; our anticipation that certain orders will be completed; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; increases in non-U.S. denominated expenses; employee retention risks; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; fluctuations in our effective tax rate; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015.

Please visit http://investor.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser, www.twitter.com/axontechnology and www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com.

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TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Net sales	$55,530	$44,762
Cost of products sold and services delivered	18,628	14,894
Gross margin	36,902	29,868
Operating expenses:
Sales, general and administrative	24,833	14,565
Research and development	6,927	4,558
Total operating expenses	31,760	19,123
Income from operations	5,142	10,745
Interest income and other income (expense), net	118	(65)
Income before provision for income taxes	5,260	10,680
Provision for income taxes	1,797	3,475
Net income	$3,463	$7,205
Net income per common and common equivalent shares:
Basic	$0.06	$0.14
Diluted	$0.06	$0.13
Weighted average number of common and common equivalent shares outstanding:
Basic	53,693	53,167
Diluted	54,498	54,513

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$45,834	$4,841	$50,675	$38,341	$4,502	$42,843
Service revenue	—	4,855	4,855	—	1,919	1,919
Net sales	45,834	9,696	55,530	38,341	6,421	44,762
Cost of products sold	14,077	3,378	17,455	11,081	3,148	14,229
Cost of services delivered	—	1,173	1,173	—	665	665
Gross margin	31,757	5,145	36,902	27,260	2,608	29,868
Sales, general and administrative	15,272	9,561	24,833	10,705	3,860	14,565
Research and development	1,120	5,807	6,927	1,190	3,368	4,558
Income (loss) from operations	$15,365	$(10,223)	$5,142	$15,365	$(4,620)	$10,745

Gross margin %	69.3%	53.1%	66.5%	71.1%	40.6%	66.7%
Operating margin %	33.5%	(105.4)%	9.3%	40.1%	(72.0)%	24.0%

TASER INTERNATIONAL, INC.
Axon and Evidence.com Bookings by Quarter
(Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Bookings	$52,059	$44,668	$36,877	$30,629	$22,948

Axon and Evidence.com Future Contracted Revenue
(Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015
Cumulative Bookings, net of cancellations	$262,545	$210,486
Cumulative Axon & Evidence.com Recognized Revenue	60,203	51,498
Future Contracted Revenue	$202,342	$158,988

Axon and Evidence.com future contracted revenue represent a statistical measure defined as cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Axon segment. Cumulative Axon & Evidence.com recognized revenue is presented as the Axon segment revenues exclusive of TASER Cam recorder revenues.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole number

	Three Months Ended March 31,
	2016	2015	Unit Change	Percent Change

TASER X26P	18,567	17,246	1,321	7.7%
TASER X2	8,737	7,726	1,011	13.1
TASER X26	821	2,238	(1,417)	(63.3)
TASER M26	534	505	29	5.7
TASER Pulse	567	—	567	*
TASER Bolt (F.K.A. TASER C2)	999	1,955	(956)	(48.9)
Cartridges	465,157	370,660	94,497	25.5
Axon Flex	2,397	3,815	(1,418)	(37.2)
Axon Body	6,198	5,860	338	5.8
E-Dock	1,402	1,778	(376)	(21.1)
TASER Cam	2,005	2,111	(106)	(5.0)

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended March 31,
	2016	2015

Net income	$3,463	$7,205
Depreciation and amortization	901	617
Interest expense	—	1
Provision for income taxes	1,797	3,475
EBITDA	$6,161	$11,298

Adjustments:
Stock-based compensation expense	$2,220	$1,544
Net (gain) loss on write-down/disposal of property, equipment and intangibles, net	(23)	139
Adjusted EBITDA	$8,358	$12,981
Adjusted EBITDA as a percentage of net sales	15.1%	29.0%

Composition of stock-based compensation:
	Three Months Ended March 31,
	2016	2015

Cost of products sold and services delivered	$100	$70
Sales, general and administrative	1,390	934
Research and development	730	540
	$2,220	$1,544

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$53,365	$59,526
Short-term investments	50,689	50,254
Accounts and notes receivable, net	29,810	27,701
Inventory, net	20,214	15,763
Prepaid expenses and other current assets	10,338	8,165
Total current assets	164,416	161,409

Property and equipment, net	22,177	21,848
Deferred income tax assets, net	14,857	13,719
Intangible assets, net	7,431	7,588
Goodwill	9,179	9,596
Long-term investments	10,009	8,525
Other assets	9,039	7,196
Total assets	$237,108	$229,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,486	$7,333
Accrued liabilities	12,626	8,643
Current portion of deferred revenue	23,948	20,851
Customer deposits	2,268	1,226
Current portion of debt and capital lease payable	75	87
Total current liabilities	48,403	38,140

Deferred revenue, net of current portion	31,496	30,190
Liability for unrecognized tax benefits	1,411	1,315
Long-term deferred compensation	2,508	2,199
Long-term contingent consideration	—	952
Long-term portion of debt and capital lease payable	64	81
Total liabilities	83,882	72,877

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	179,630	178,143
Treasury stock	(131,163)	(122,201)
Retained earnings	104,441	100,978
Accumulated other comprehensive income	317	83
Total stockholders’ equity	153,226	157,004
Total liabilities and stockholders’ equity	$237,108	$229,881

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2016	2015

Net income	$3,463	$7,205
Depreciation and amortization	901	617
Stock-based compensation	2,220	1,544
Net cash provided by operating activities	7,093	13,008
Net cash used in investing activities	(3,637)	(16,708)
Net cash (used in) provided by financing activities	(9,722)	2,081
Cash and cash equivalents, end of period	53,365	46,848

	Three Months Ended March 31,
	2016	2015

Net cash provided by operating activities	$7,093	$13,008
Purchases of property and equipment	(1,280)	(424)
Purchases of intangible assets	(98)	(50)
Free cash flow, a non-GAAP measure	$5,715	$12,534

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